Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR

August 13, 2023

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of OpSec Holdings (the “Company”), and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a member of the board of directors of the Company following the consummation of the business combination described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Pamela Jackson
Pamela Jackson